Exhibit 5.1

April 8, 2015

Dyax Corp.

55 Network Drive

Burlington, MA 01803

Ladies and Gentlemen:

Reference is made to our opinion dated November 14, 2014 and included as Exhibit 5.1 to the Registration Statement on Form S-3/ASR (the “Registration Statement”) filed on November 14, 2014 by Dyax Corp., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, (the “Securities Act”). The Registration Statement was automatically declared effective by the Commission on November 14, 2014. We are rendering this supplemental opinion in connection with the prospectus supplement (the “Prospectus Supplement”) filed on April 8, 2015 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 8,510,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value, all of which are covered by the Registration Statement. We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

We have acted as your counsel in connection with the preparation of the Registration Statement. We are familiar with the proceedings of the Board of Directors of the Company in connection with the authorization, issuance and sale of the Shares. We have made such examination as we consider necessary to render this opinion. In making such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

The opinion rendered herein is limited to Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor as set forth in the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus included therein. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act and in consenting to such reference you acknowledge that we have not reviewed and that we have not certified as to any part of the Registration Statement and that we do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Commission.

Very truly yours,

/s/ Locke Lord LLP

Locke Lord LLP